EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2021 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Record quarterly wood products segment results
•	First quarter Operating EBITDA* of $82.0 million and net income of $5.9 million

NEW YORK, NY, April 29, 2021 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2021 Operating EBITDA increased to $82.0 million from $57.0 million in the first quarter of 2020 and from $49.5 million in the fourth quarter of 2020.

In the first quarter of 2021, net income was $5.9 million (or $0.09 per share) compared to a net loss of $3.4 million (or $0.05 per share) in the first quarter of 2020 and a net loss of $13.0 million (or $0.20 per share) in the fourth quarter of 2020.

Mr. David Gandossi, the Chief Executive Officer, stated: “In the first quarter, our mills continued to run well and safely due to our extensive COVID-19 protection measures. Our Friesau sawmill’s strong operating results allowed us to take full advantage of the strong U.S. lumber market.

Our strong first quarter results reflected improved pulp pricing across all of our markets. First quarter average European NBSK list prices were up $157 per ADMT, and average net prices in China were up $246 per ADMT compared to the prior quarter.

Our wood products segment achieved another record quarterly result and continues to benefit from strong demand and robust pricing, particularly in the U.S. market. In the current quarter, approximately 67% of our lumber revenues and 44% of lumber sales volumes were to the U.S. which was our single largest market.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

In January 2021, we refinanced (the “Refinancing”) a significant portion of our debt by issuing $875.0 million of 5.125% 2029 Senior Notes and using the proceeds to redeem and/or repurchase all of our 6.5% 2024 and 7.375% 2025 Senior Notes at a cost including premium of $824.6 million (the “Redemption”). We recorded a loss on such Redemption of $30.4 million (being $0.46 per share). The Refinancing reduced our annual interest expense going forward by approximately $12 million.

We have significant major maintenance scheduled this quarter, which requires a large number of specialty contractors at our mills. Consequently, we continue to maintain measures and procedures to operate our business safely and efficiently and to protect our people, including regular COVID-19 testing of employees and contractors.

While I am encouraged by the significant ramp up in the administration of vaccines globally, there has also been a widespread increase in infection rates which has led various countries to re-impose restrictions on certain activities.

Looking ahead to the second quarter, we are pleased with the strong pulp market fundamentals, which are being supported by steady demand. As well, lumber demand and pricing are expected to remain robust in all markets. Strong markets combined with our ample liquidity leave us well positioned to accelerate our strategic plan, including pursuing high return opportunities.”

Consolidated Financial Results

	Q1		Q4	Q1
	2021		2020	2020
	(in thousands, except per share amounts)
Revenues	$412,720		$398,195	$350,599
Operating income	$51,029		$15,616	$24,062
Operating EBITDA	$81,996		$49,506	$57,008
Loss on early extinguishment of debt	$(30,368)	(1)	$—	$—
Net income (loss)	$5,933		$(12,977)	$(3,392)
Net income (loss) per common share
Basic and diluted	$0.09		$(0.20)	$(0.05)

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Total revenues for the three months ended March 31, 2021 increased by approximately 18% to $412.7 million from $350.6 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations partially offset by lower sales volumes.

Costs and expenses in the current quarter increased by approximately 11% to $361.7 million from $326.5 million in the first quarter of 2020 primarily due to the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses and higher maintenance costs partially offset by lower per unit fiber costs.

In the first quarter of 2021, Operating EBITDA increased by approximately 44% to $82.0 million from $57.0 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations and lower per unit fiber costs partially offset by the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and higher maintenance costs.

For the first quarter of 2021, our net income was $5.9 million, or $0.09 per share after giving effect to the loss on the Redemption of $30.4 million compared to a net loss of $3.4 million, or $0.05 per share, in the same quarter of 2020.

Segment Results

Pulp

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Pulp revenues	$317,582	$278,948
Energy and chemical revenues	$22,174	$24,657
Operating income	$25,296	$21,439

Pulp segment operating income increased by approximately 18% to $25.3 million from $21.4 million in the same quarter of 2020 as higher pulp sales realizations and lower per unit fiber costs were only partially offset by the negative impact of a weaker dollar and higher maintenance costs.

In the first quarter of 2021, our NBSK pulp sales realizations increased by approximately 19% to $668 per ADMT from $561 per ADMT in the same quarter of the prior year. NBSK pulp sales volumes decreased by approximately 4% to 418,645 ADMTs in the current quarter from 438,326 ADMTs in the same quarter of 2020 primarily due to lower production.

NBSK pulp production decreased by approximately 13% to 396,865 ADMTs in the current quarter from 455,192 ADMTs in the same quarter of 2020 primarily due to higher annual maintenance downtime. In the current quarter of 2021, our planned annual maintenance downtime at our Celgar mill of 20 days was extended to 27 days (approximately 37,800 ADMTs) for additional boiler work. In the comparative quarter of 2020, we only had two days of annual maintenance downtime (approximately 2,300 ADMTs). We estimate that such downtime in the first quarter of 2021 adversely impacted our operating income by approximately $30.3 million, comprised of approximately $21.8 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

In the second quarter of 2021, our pulp mills currently have 95 days of planned annual maintenance downtime (approximately 140,400 ADMTs) of which approximately 63 days will be at our Peace River mill and primarily relates to boiler work which was deferred from last year and resulted from an incident in 2017. We expect insurance to cover the estimated remaining costs of about $27 million for the boiler work and to receive business interruption insurance for the extra downtime relating to such work. Additionally, in the second quarter of 2021, we had 14 days of downtime at our Celgar mill related to its slower than planned restart.

In the current quarter of 2021 compared to the same quarter of 2020, primarily as a result of the weaker dollar on our Canadian dollar and euro denominated costs and expenses, we had a negative impact of approximately $30.4 million in operating income due to foreign exchange.

In the first quarter of 2021, per unit fiber costs decreased by approximately 10% from the same quarter of 2020 due to lower per unit fiber costs for all of our mills. In Germany, per unit fiber costs benefited from the continued availability of beetle damaged wood. In Canada, per unit fiber costs declined due to improved chip supply as a result of increased sawmill activity.

Wood Products

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Lumber revenues	$67,311	$40,986
Energy revenues	$2,114	$2,631
Wood residual revenues	$1,562	$2,161
Operating income	$27,977	$5,555

In the first quarter of 2021, our wood products segment had record operating income of $28.0 million compared to $5.6 million in the same quarter of 2020 primarily due to a higher lumber realized sales price.

Average lumber sales realizations increased by approximately 79% to $622 per Mfbm in the first quarter of 2021 from approximately $348 per Mfbm in the same quarter of 2020 primarily due to higher pricing in the U.S. and European markets. U.S. lumber pricing increased due to strong demand from the housing and renovation markets. European lumber pricing increased due to steady demand with limited supply.

Per unit fiber costs increased by approximately 6% in the first quarter of 2021 from the same quarter of 2020 primarily as a result of the negative impact of a weaker dollar on our euro denominated fiber costs.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2021	2020
	(in thousands)
Cash and cash equivalents	$395,083	$361,098
Working capital	$704,896	$663,056
Total assets	$2,178,266	$2,129,126
Long-term liabilities	$1,380,445	$1,316,303
Total shareholders' equity	$567,638	$601,027

As of March 31, 2021, we had cash and cash equivalents of approximately $395.1 million and approximately $276.7 million available under our revolving credit facilities, providing aggregate liquidity of about $671.8 million.

Included in our cash and cash equivalents is approximately $15.8 million in government grants received and committed to partially finance greenhouse gas emission reduction capital projects and innovation at our Canadian mills. These projects include upgrades to the woodrooms at such mills which are also expected to reduce fiber costs.

As a result of such new woodroom projects, our expected 2021 capital expenditures, excluding amounts financed by government grants and expected insurance proceeds, will increase to about $185 million from about $150 million.

Current Market Environment

Although there is continued economic uncertainty resulting from the resurgence of the COVID-19 pandemic, we are currently expecting further modest pulp price improvements in the second quarter of 2021 due to stable pulp demand, particularly in China, and reduced supply.

We currently expect continuing strong lumber demand and prices in the U.S. market along with modestly improving sales realizations in the European market in the second quarter of 2021.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on July 7, 2021 to all shareholders of record on June 30, 2021. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for April 30, 2021 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/wt6dyuct or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1		Q4	Q1
	2021		2020	2020
	(in thousands, except per share amounts)
Pulp segment revenues	$339,756		$344,077	$303,605
Wood products segment revenues	70,987		53,091	45,778
Corporate and other revenues	1,977		1,027	1,216
Total revenues	$412,720		$398,195	$350,599

Pulp segment operating income	$25,296		$4,650	$21,439
Wood products segment operating income	27,977		12,859	5,555
Corporate and other operating loss	(2,244)		(1,893)	(2,932)
Total operating income	$51,029		$15,616	$24,062

Pulp segment depreciation and amortization	$27,046		$30,104	$30,371
Wood products segment depreciation and amortization	3,723		3,585	2,377
Corporate and other depreciation and amortization	198		201	198
Total depreciation and amortization	$30,967		$33,890	$32,946

Operating EBITDA	$81,996		$49,506	$57,008
Loss on early extinguishment of debt	$(30,368)	(1)	$—	$—
Income tax provision	$(2,698)		$(1,645)	$(5,344)
Net income (loss)	$5,933		$(12,977)	$(3,392)
Net income (loss) per common share
Basic and diluted	$0.09		$(0.20)	$(0.05)
Common shares outstanding at period end	65,988		65,868	65,800

______________

(1)	Redemption of the 2024 and 2025 Senior Notes.

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q1	Q4	Q1
	2021	2020	2020
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	396.9	436.9	455.2
NBHK	81.6	87.4	78.9
Annual maintenance downtime ('000 ADMTs)	37.8	21.5	2.3
Annual maintenance downtime (days)	27	16	2
Pulp sales ('000 ADMTs)
NBSK	418.6	469.5	438.3
NBHK	69.0	93.6	66.0
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,037	880	833
China	883	637	573
North America	1,302	1,138	1,127
Average NBHK pulp prices ($/ADMT)(1)
China	692	480	460
North America	1,020	868	890
Average pulp sales realizations ($/ADMT)(2)
NBSK	668	588	561
NBHK	520	454	468
Energy production ('000 MWh)(3)	519.1	568.1	578.4
Energy sales ('000 MWh)(3)	201.1	225.3	231.7
Average energy sales realizations ($/MWh)(3)	97	96	95

Wood Products Segment
Lumber production (MMfbm)	117.8	111.4	116.4
Lumber sales (MMfbm)	108.2	104.0	117.7
Average lumber sales realizations ($/Mfbm)	622	467	348
Energy production and sales ('000 MWh)	16.4	25.7	22.8
Average energy sales realizations ($/MWh)	129	122	116

Average Spot Currency Exchange Rates
$ / €(4)	1.2045	1.1925	1.1022
$ / C$(4)	0.7902	0.7675	0.7438

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(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues	$412,720	$350,599
Costs and expenses
Cost of sales, excluding depreciation and amortization	310,197	276,056
Cost of sales depreciation and amortization	30,946	32,911
Selling, general and administrative expenses	20,548	17,570
Operating income	51,029	24,062
Other income (expenses)
Interest expense	(19,019)	(20,084)
Loss on early extinguishment of debt	(30,368)	—
Other income (expenses)	6,989	(2,026)
Total other expenses, net	(42,398)	(22,110)
Income before income taxes	8,631	1,952
Income tax provision	(2,698)	(5,344)
Net income (loss)	$5,933	$(3,392)
Net income (loss) per common share
Basic and diluted	$0.09	$(0.05)
Dividends declared per common share	$0.0650	$0.1375

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$395,083	$361,098
Accounts receivable, net	237,318	227,055
Inventories	288,111	271,696
Prepaid expenses and other	14,567	15,003
Total current assets	935,079	874,852
Property, plant and equipment, net	1,099,412	1,109,740
Investment in joint ventures	46,616	46,429
Amortizable intangible assets, net	50,525	51,571
Operating lease right-of-use assets	12,403	13,251
Other long-term assets	32,960	31,928
Deferred income tax	1,271	1,355
Total assets	$2,178,266	$2,129,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$229,324	$210,994
Pension and other post-retirement benefit obligations	859	802
Total current liabilities	230,183	211,796
Debt	1,197,790	1,145,294
Pension and other post-retirement benefit obligations	31,033	31,810
Finance lease liabilities	51,618	41,329
Operating lease liabilities	9,043	9,933
Other long-term liabilities	14,566	10,909
Deferred income tax	76,395	77,028
Total liabilities	1,610,628	1,528,099
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,988,000 issued and outstanding (2020 – 65,868,000)	65,920	65,800
Additional paid-in capital	346,186	345,696
Retained earnings	218,750	217,106
Accumulated other comprehensive loss	(63,218)	(27,575)
Total shareholders’ equity	567,638	601,027
Total liabilities and shareholders’ equity	$2,178,266	$2,129,126

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from (used in) operating activities
Net income (loss)	$5,933	$(3,392)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	30,967	32,946
Deferred income tax provision (recovery)	1,204	(1,331)
Inventory impairment	—	5,734
Loss on early extinguishment of debt	30,368	—
Defined benefit pension plans and other post-retirement benefit plan expense	919	762
Stock compensation expense (reversal)	610	(46)
Foreign exchange transaction gains	(8,606)	(6,144)
Other	(616)	(497)
Defined benefit pension plans and other post-retirement benefit plan contributions	(923)	(915)
Changes in working capital
Accounts receivable	(12,423)	(20,926)
Inventories	(20,799)	(18,120)
Accounts payable and accrued expenses	4,436	(57,660)
Other	(782)	(253)
Net cash from (used in) operating activities	30,288	(69,842)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(25,262)	(23,018)
Purchase of amortizable intangible assets	(641)	(438)
Other	(394)	51
Net cash from (used in) investing activities	(26,297)	(23,405)
Cash flows from (used in) financing activities
Redemption of senior notes	(824,557)	—
Proceeds from issuance of senior notes	875,000	—
Proceeds from (repayment of) revolving credit facilities, net	(15,070)	51,260
Dividend payments	—	(9,047)
Repurchase of common shares	—	(162)
Payment of debt issuance costs	(14,414)	—
Proceeds from government grants	8,532	—
Other	1,921	(9,801)
Net cash from (used in) financing activities	31,412	32,250
Effect of exchange rate changes on cash and cash equivalents	(1,418)	(3,562)
Net increase (decrease) in cash and cash equivalents	33,985	(64,559)
Cash and cash equivalents, beginning of period	361,098	351,085
Cash and cash equivalents, end of period	$395,083	$286,526

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q1	Q4	Q1
	2021	2020	2020
Net income (loss)	$5,933	$(12,977)	$(3,392)
Income tax provision	2,698	1,645	5,344
Interest expense	19,019	20,690	20,084
Loss on early extinguishment of debt	30,368	—	—
Other expenses (income)	(6,989)	6,258	2,026
Operating income	51,029	15,616	24,062
Add: Depreciation and amortization	30,967	33,890	32,946
Operating EBITDA	$81,996	$49,506	$57,008

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